Exhibit 99.1

NGL Energy Partners LP Signs Definitive Agreement to Acquire Gavilon’s Energy Business

TULSA, Okla.—(BUSINESS WIRE)—Nov. 6, 2013— NGL Energy Partners LP (NYSE:NGL) announced today that it has reached a definitive agreement to acquire all of the equity interests of Gavilon, LLC, the diversified midstream energy business owned by funds managed by Ospraie Management, General Atlantic and Soros Fund Management. The definitive agreement contemplates the purchase of Gavilon’s energy business on a cash-free, debt-free basis for a cash purchase price of $890 million, which includes approximately $200 million of working capital, subject to a customary adjustment based on a target level of working capital to be delivered by Gavilon at the closing of the proposed transaction.

The consummation of the transaction is subject to customary closing conditions, including the expiration or termination of the waiting period under the Hart-Scott-Rodino Act. The acquisition, which is anticipated to close in December 2013, is expected to be immediately accretive to NGL’s distributable cash flow per unit.

Transaction Highlights

Gavilon principally operates integrated crude oil storage, terminal and pipeline assets located in Oklahoma, Texas and Louisiana, along with a complementary crude oil and refined products supply, marketing and logistics business (SM&L). Gavilon’s crude oil assets include a 50 percent interest in Glass Mountain Pipeline, 4.14 owned and 3.85 leased million barrels (MMbbls) of storage in Cushing, Okla., a marine terminal and nine truck terminals including more than 22 lease automatic custody transfer (LACT) units. Through its SM&L business, Gavilon also leases a network of over 200 trucks, 350 railcars and 8 barges to transport crude oil for customers. In addition, Gavilon markets and supplies refined products and natural gas liquids through a network of more than 300 distribution terminals across 39 states.

NGL anticipates that the cash purchase price, which represents approximately 7.5x Gavilon 2014 estimated run-rate earnings before interest, taxes, depreciation and amortization (EBITDA), will be financed with approximately $240 million of equity under a private placement of common units, and approximately $650 million of borrowings under its credit facility. The transaction is expected to provide NGL with an attractive portfolio of organic growth opportunities, with approximately $65 million of organic growth capital expenditures associated with the build-out of terminal assets budgeted for remainder of 2013 and 2014. In addition, as a significant portion of the assets to be acquired are newly constructed, maintenance capital expenditures are expected to be less than 5 percent of EBITDA annually for the next several years.

In connection with the proposed acquisition, UBS Investment Bank is serving as NGL’s exclusive financial advisor and Locke Lord LLP is serving as NGL’s legal counsel. Barclays is serving as Gavilon’s and the Sellers’ exclusive financial advisor. Jones Day and McGrath North provided legal representation for Gavilon.

A conference call to discuss the Gavilon transaction is scheduled for 10:00am CST on November 6, 2013. Analysts, investors, and other interested parties may access the conference call by dialing (866) 510-0707 and providing access code 81881674. An archived audio replay of the conference call will be available for 7 days beginning at 2:00pm CST on November 6, 2013, and can be accessed by dialing (888) 286-8010 and providing access code 54962989. Prior to the conference call a presentation will be available on the Partnership’s website at www.nglenergypartners.com.

About NGL Energy Partners LP

NGL Energy Partners LP is a Delaware limited partnership. NGL owns and operates a vertically integrated energy business with four primary businesses: water services, crude oil logistics, NGL logistics and retain propane. NGL completed its initial public offering in May 2011. For further information, visit the Partnership’s website at www.nglenergypartners.com.

Non-GAAP Financial Information

NGL defines EBITDA as net income (loss) attributable to parent equity, plus income taxes, interest expense and depreciation and amortization expense. NGL defines Adjusted EBITDA as EBITDA excluding the unrealized gain or loss on derivative contracts and the gain or loss on the disposal of assets and share-based compensation expenses. Adjusted EBITDA should not be considered an alternative to net income, income before income taxes, cash flows from operating activities, or any other measure of financial performance calculated in accordance with GAAP as those items are used to measure operating performance, liquidity or the ability to service debt obligations. NGL believes that Adjusted EBITDA provides additional information for evaluating its financial performance without regard to its financing methods, capital structure and historical cost basis. Further, EBITDA and Adjusted EBITDA, as NGL defines them, may not be comparable to EBITDA and Adjusted EBITDA or similarly titled measures used by other entities.

Forward-Looking Statements

This press release includes “forward-looking statements.” All statements other than statements of historical facts included or incorporated herein may constitute forward-looking statements. Actual results could vary significantly from those expressed or implied in such statements and are subject to a number of risks and uncertainties. While NGL believes its expectations as reflected in the forward-looking statements are reasonable, NGL can give no assurance that such expectations will prove to be correct. The forward-looking statements involve risks and uncertainties that affect operations, financial performance, and other factors as discussed in filings with the Securities and Exchange Commission. Other factors that could impact any forward-looking statements are those risks described in NGL’s annual report on Form 10-K, quarterly reports on Form 10-Q, and other filings with the Securities and Exchange Commission. You are urged to carefully review and consider the cautionary statements and other disclosures made in those filings, specifically those under the heading “Risk Factors.” NGL undertakes no obligation to publicly update or revise any forward-looking statements except as required by law.

Source: NGL Energy Partners LP

NGL Energy Partners LP
Atanas H. Atanasov, 918-481-1119
Chief Financial Officer and Treasurer
atanas.atanasov@nglep.com